Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY RECEIVES NASDAQ NOTICE REGARDING DELAYED FILING OF FORM 10-K
Pittsburgh, Pennsylvania, April 19, 2006 – Linn Energy, LLC (Nasdaq: LINE) received a Nasdaq Staff Determination letter dated April 18, 2006 indicating that the Company fails to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”). As a result, the Company’s units are subject to delisting from The Nasdaq Stock Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Staff’s determination. Pending a decision by the Panel, the Company’s units will remain listed on The Nasdaq Stock Market.
As previously disclosed, the delay in filing of the Company’s 2005 Form 10-K will allow for the completion of the audit of certain restatement adjustments to prior period financial statements. Linn Energy does not anticipate that the restatement will have a material effect on its reported earnings for the year ended December 31, 2005 or its 2006 guidance included in the Company’s 2005 earnings release.
Linn Energy currently anticipates that it will file the 2005 Form 10-K containing restated financial statements of the Company and its subsidiaries for the period March 13, 2003 (inception) through December 31, 2003 and for the year ended December 31, 2004 on or before May 30, 2006.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas company focused on the development and acquisition of natural gas properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.
CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479